Celanese Corporation
1601 West LBJ Freeway
Dallas, Texas 75234-6034
EXHIBIT 99.2

Celanese Corporation Proposes Amendment to Senior Credit Facility

DALLAS, September 7, 2010 --- Celanese Corporation (NYSE: CE) (the “Company”), a leading global technology and specialty materials company, today announced that its wholly-owned subsidiary, Celanese US Holdings LLC, is seeking the consent of lenders to amend its existing senior credit facility, which consists of $2,280 million of US dollar-denominated and €400 million of Euro-denominated term loans due 2014, a $600 million revolving credit facility terminating in 2013 and a $228 million credit-linked revolving facility terminating in 2014.  The proposed amendment would, among other things, amend certain terms and conditions of the credit facilities and extend (i) the maturity of a portion of the existing term loans to October 2016 and (ii) the maturity of a portion of the existing revolving credit facilities to October 2015, in each case a two and one-half year maturity extension.  The Company also intends to repay approximately $200 million of its term loans using cash on hand.

The extended facilities will be subject to modified interest rates. Pursuant to the terms of the existing credit facility, a majority of all lenders is needed to approve the proposed amendment and each revolving and term lender must determine whether or not to extend the maturity of its individual commitments. The Company expects to complete the amendment and extension in late September 2010, subject to meeting customary conditions.

Deutsche Bank Securities Inc. and Banc of America Securities LLC are serving as Joint Lead Arrangers and Joint Book Runners on the transaction.

In addition, as part of its ongoing management of interest rate risk, on August 27, 2010, the Company entered into a new, two-year, $1.1 billion US dollar-denominated (notional) forward swap agreement effective January 2012. The new swap agreement fixes LIBOR at 1.71% for 2012 and 2013. Celanese has $1.4 billion of US dollar-denominated interest rate swaps that will expire in January of 2012, which currently fix LIBOR at 4.32%.

Contact:

Investor Relations
Andy Green
Phone: +1 972 443 4965
Telefax: +1 972 443 8519
Andy.Green@celanese.com

About Celanese
Celanese Corporation is a global technology leader in the production of specialty materials and chemical products which are used in most major industries and consumer applications. Our products, essential to everyday living, are manufactured in North America, Europe and Asia. Known for operational excellence, sustainability and premier safety performance, Celanese delivers value to customers around the globe with best-in-class technologies. Based in Dallas, Texas, the company employs approximately 7,200 employees worldwide and had 2009 net sales of $5.1 billion, with approximately 73% generated outside of North America. For more information about Celanese Corporation and its global product offerings, visit www.celanese.com.

Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “will,” “intends,” “expects,” “outlook,” “forecast,” “estimates,” “anticipates,” “projects,” “plans,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. The company’s ability to successfully complete the transactions referred to in this press release is subject to numerous factors and contingencies, many of which are beyond the company’s control.  These include local and national economic, credit and capital market conditions, including prevailing interest rates; legal and regulatory developments, including changes to tax rates or accounting standards; and geopolitical conditions, including the occurrence of acts of war or terrorist incidents or natural disasters.  Any of these factors or others not named herein could cause the company to abandon the referenced transactions or cause the company’s actual results to differ materially from those expressed as forward-looking statements.  In addition, other risk factors that could cause actual results to differ materially from the forward-looking statements contained in this release include those that are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.